================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Consolidated Stores
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

CONSOLIDATED STORES CORP. LOGO
1105 North Market Street
Suite 1300
P.O. Box 8985
Wilmington, Delaware 19801

                                                                  April 28, 2000

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders, which will be held at the headquarters of the Company's principal operating subsidiary at 300 Phillipi Road, Columbus, Ohio, on Tuesday, May 16, 2000, at 9:00 A.M., local time.

     The following pages contain the formal Notice of Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting.

     Your vote is important. Whether you plan to attend the meeting or not, you are urged to complete, date and sign the enclosed Form of Proxy and return it in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

                                          WILLIAM G. KELLEY,
                                          Chairman,
                                          Chief Executive Officer and President

CONSOLIDATED STORES CORP. LOGO
1105 North Market Street
Suite 1300
P.O. Box 8985
Wilmington, Delaware 19801

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 16, 2000

     Notice is hereby given that the Annual Meeting of Stockholders of Consolidated Stores Corporation will be held at the headquarters of the Company's principal operating subsidiary at 300 Phillipi Road, Columbus, Ohio, on Tuesday, May 16, 2000, at 9:00 A.M., local time, for the following purposes:

     1. To elect nine directors of the Company;

     2. To consider a shareholder proposal seeking the termination of the Company's Rights Agreement or stockholder action thereon; and

     3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on March 24, 2000 are entitled to notice of and to vote at said meeting or any adjournment thereof.

     By order of the Board of Directors.

April 28, 2000

                                            ALBERT J. BELL,
                                            Executive Vice President, General
                                            Counsel
                                            and Secretary

                                ---------------

     YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

CONSOLIDATED STORES CORP. LOGO
1105 North Market Street
Suite 1300
P.O. Box 8985
Wilmington, Delaware 19801
                                ---------------

                                PROXY STATEMENT

     This Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consolidated Stores Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 16, 2000. The Notice of Annual Meeting, this statement and the accompanying form of proxy, together with the Company's Annual Report to stockholders for the fiscal year ended January 29, 2000, are first being mailed to stockholders on or about April 28, 2000.

     The close of business on March 24, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At that date, the Company had outstanding 110,995,171 shares of Common Stock, $.01 par value per share ("Common Stock"). Each of the outstanding shares of Common Stock is entitled to one vote. The holders of Common Stock have no cumulative voting rights in the election of directors.

     All voting shall be governed by the Bylaws of the Company pursuant to the General Corporation Law of the State of Delaware. For purposes of Proposal One, the nine director nominees having the highest votes cast shall be elected. Votes will be cast for only those nominees for whom authority is given. For purposes of Proposals Two and Three, a majority of shares present and voting must be cast in favor of the proposal for it to be approved. In the case of any of the proposals, Broker non-votes will be treated as votes not cast, and will not have any effect. Abstentions will be treated as shares not voted with respect to Proposal One, and will not be calculated in the tabulation. In the case of Proposals Two and Three, abstentions will be treated as votes cast against the proposal and if no instructions are given, the persons named as Proxies in the accompanying proxy card intend to vote against Proposal Two and for Proposal Three. A proxy may be revoked at any time before it is exercised by filing with the secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the meeting and giving notice of revocation to the secretary of the meeting, either in writing or in open meeting. Tabulation shall be performed by National City Bank, the Company's Transfer Agent, as inspected by duly appointed officers of the Company.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     At the Annual Meeting, the shares of Common Stock represented by the proxies will be voted, unless otherwise specified, for the election as directors of the nine nominees named below. All nine nominees are currently directors of the Company. Proxies cannot be voted at the Annual Meeting for more than nine persons, although additional nominations can be made by stockholders at the meeting.

     Set forth below is certain information relating to the nominees for election as directors.

                                             PRINCIPAL OCCUPATION                    DIRECTOR
        NAME          AGE                   FOR THE PAST FIVE YEARS                   SINCE
        ----          ---                   -----------------------                  --------
Sheldon M. Berman     59    Chairman, Macaroons, Inc. (marketing services);           1994
                            Chairman, Xtreem Creative, Inc. (venture capital
                            services); former Chairman, President and founder,
                            Shelly Berman Communicators (retail marketing and
                            advertising)
W. Eric Carlborg      36    Chief Financial Officer, Ikano Communications, Inc.       1997
                            (branded internet service provider); former Chief
                            Strategy and Planning Officer, GO2Net Inc. (internet
                            network); former Chief Financial Officer, Authorize.Net
                            (internet payment processor); former Chief Financial
                            Officer, Einstein Noah Bagel Corp. (retail
                            restaurants/bakeries); former Vice President--Alignment
                            and Planning, Boston Chicken, Inc. (retail
                            restaurants); former Vice President--Corporate Finance,
                            Merrill Lynch Investment Banking (investment banking)
Michael L. Glazer     51    Chief Executive Officer and President, K-B Toys; former   1991
                            President, The Bombay Company (retail home furnishings)
William G. Kelley     54    Chairman, Chief Executive Officer and President of the    1990
                            Company
David T. Kollat       61    President and Founder, 22, Inc. (retail research and      1990
                            consulting)
Brenda J. Lauderback  49    former President--Wholesale Group, Nine West Group,       1997
                            Inc. (retail and wholesale footwear); former
                            President--Footwear Wholesale, U.S. Shoe Corporation
                            (retail and wholesale footwear); former Vice President,
                            General Merchandise Manager, Dayton Hudson Corporation
                            (retail stores)
Nathan P. Morton      51    Chief Executive Officer, BuildNet, Inc. (E-Commerce);     1990
                            Chairman, Handtech.com; Chairman, Starpower
                            Entertainment, Inc.; Principal, New Pegasus Ventures,
                            LLP; former Co-Chairman and Chief Executive Officer,
                            Computer City (retail stores); Senior Partner, Channel
                            Marketing Corporation

                                             PRINCIPAL OCCUPATION                    DIRECTOR
        NAME          AGE                   FOR THE PAST FIVE YEARS                   SINCE
        ----          ---                   -----------------------                  --------
Dennis B. Tishkoff    57    President, Tishkoff and Associates, Inc. (retail          1991
                            Consultant); former President and Chief Executive
                            Officer, Shoe Corporation of America (retail footwear).
                            Shoe Corporation of America filed for bankruptcy on
                            June 14, 1999.
William A. Wickham    55    Chairman and Chief Executive Officer of SBC Advertising   1992
                            (advertising and corporate communications agency);
                            Principal, TFRB Leasing; Managing Partner, SBC
                            Partnership; Principal, Columbus Ad Service

     Four meetings of the Board of Directors were held during the Company's fiscal year ended January 29, 2000 (sometimes hereinafter "fiscal 1999"). Each director attended all meetings of the Board, and the committees on which he or she served during fiscal 1999.

     The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee. Messrs. Carlborg, Berman and Ms. Lauderback are the members of the Audit Committee, which monitors the activities of the Company's independent auditors and its internal audit functions. The Audit Committee met twice during fiscal 1999. Messrs. Kollat, Morton and Tishkoff are the members of the Compensation Committee, which administers the Company's stock option plans and advises the Board of Directors with respect to compensation matters. The Compensation Committee met once during fiscal 1999. Messrs. Kelley, Wickham and Glazer are the members of the Nominating Committee, which is responsible for interviewing and nominating candidates for election as Directors of the Company. The Nominating Committee did not meet during fiscal 1999. The Nominating Committee will not consider nominees recommended by stockholders.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Kelley is a director of Springs Industries, Inc. Mr. Glazer is a director of Brookstone, Inc. and Berkshire Life Insurance Company. Mr. Kollat is a director of The Limited, Inc., Cooker Restaurant Corp., SBC Advertising, AEI Music Network, Cheryl & Co., Christy & Associates, Select Comfort, Inc., Wolverine Worldwide, Inc. and Core Mills Corporation. Mr. Berman is a director of SBC Advertising. Ms. Lauderback is a director of Irwin Financial Corporation.

     During fiscal 1999, the Company retained MC2 Cyberspace, a corporation which is 50% owned by SBC Advertising. Additionally, the Company customarily retains SBC Advertising for communications and advertising services and AEI Music Network for licensed music broadcasting in stores and other facilities. During fiscal 1999, the Company paid fees in the amount of $1,013,184, $32,067 and $969,065 to SBC Advertising, MC2 Cyberspace and AEI Music Network, respectively.

     DIRECTOR'S REMUNERATION. Pursuant to arrangements with the Company, directors who are not officers and who are not involved in the daily affairs of managing the Company receive an annual retainer of $18,000, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. During fiscal 1999, seven directors, Messrs. Berman, Carlborg, Kollat, Morton, Tishkoff, Wickham and Ms. Lauderback, were parties to such arrangements. In addition, such directors constitute outside directors and receive stock option grants under the Director Stock Option Plan. Each of the aforenamed directors received an option to acquire 5,000 shares of Common Stock pursuant to the Director Stock Option Plan during fiscal 1999 (please see Director Stock Option
Plan).

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of January 29, 2000, certain information with regard to the beneficial ownership of the Company's Common Stock by each holder of 5% of such Stock, each director individually, each of the five executive officers named in the Summary Compensation Table, and all officers and directors of the Company as a group.

                                                                        AMOUNT AND         PERCENT OF
        TITLE OF                  NAME OF BENEFICIAL OWNER         NATURE OF BENEFICIAL    OUTSTANDING
         CLASS                      OR IDENTITY OF GROUP              OWNERSHIP (1)        SHARES (1)
        --------            -------------------------------------  --------------------    -----------
Common Stock                Albert J. Bell                                 204,884                *
Common Stock                Sheldon M. Berman (2)                           42,188                *
Common Stock                W. Eric Carlborg                                 4,000                *
Common Stock                Michael L. Glazer                              644,339                *
Common Stock                William G. Kelley                            3,571,276              3.2%
Common Stock                David T. Kollat                                118,847                *
Common Stock                Brenda J. Lauderback                             4,000                *
Common Stock                Nathan P. Morton                                35,252                *
Common Stock                Michael J. Potter                              235,507                *
Common Stock                Dennis B. Tishkoff                              30,048                *
Common Stock                Salvatore Vasta                                 52,324                *
Common Stock                William A. Wickham (3)                         159,314                *
Common Stock                Brinson Partners, Inc. (4)                   6,256,000              5.7%
Common Stock                Capital Research and Management
                            Company (5)                                  9,682,590              8.7%
Common Stock                FMR Corp. (6)                               15,703,446             14.2%
Common Stock                All directors & executive officers as
                            a group (18 Persons)                         5,624,044              5.1%

---------------
 *  Represents less than 1% of the outstanding Common Stock.

(1) The persons named in the table, other than Brinson Partners, Inc. (see note
    (4) below), Capital Research and Management Company (see note (5) below) and FMR Corp. (see note (6) below), respectively, have sole voting power and investment power with respect to all shares of Common Stock subject to the information contained in the footnotes to this table. The amounts described in the table are adjusted to account for the 5 for 4 stock splits which occurred in December, 1996 and June, 1997, and include shares that may be acquired within 60 days of the record date under stock options exercisable within that period. Percentage ownership was based on shares of Common Stock outstanding at January 29, 2000, unless otherwise stated. Of the shares reported for Messrs. Bell, Berman, Carlborg, Glazer, Kelley, Kollat, Morton, Potter, Tishkoff, Vasta, Wickham, Ms. Lauderback and for all directors and executive officers as a group, 201,251, 27,439, 4,000, 590,127, 3,394,926,
    58,691, 35,252, 194,063, 28,878, 51,250, 43,065, 4,000, and 5,058,349,
    respectively, are shares which may be acquired within 60 days of the record date pursuant to exercisable stock options.

(2) Includes 5,468 shares owned by Macaroons, Inc.

(3) Includes 54,687 shares which are owned by SBC Advertising, Inc. and 24,000 shares which are owned by SBC Ltd.

(4) In its Schedule 13G dated February 4, 2000, Brinson Partners, Inc. stated that it beneficially owned the number of shares reported in the table as of December 31, 1999, and has sole voting power and shared dispositive power over all listed shares.

(5) In its Schedule 13G dated February 10, 2000, and its accompanying materials, Capital Research and Management Company stated that it beneficially owned the shares reported in the table as of December 31, 1999, has sole dispositive power over the shares, but no voting power over the shares.

(6) In its Schedule 13G dated February 14, 2000, and its accompanying materials, FMR Corp. stated that it beneficially owned the number of shares reported in the table as of December 31, 1999, which number includes 14,270,434 shares (12.876% of the Common Stock at that date) beneficially owned by Fidelity Management & Research Company in its capacity as investment advisor to various investment companies registered under Section 8 of the Investment Company Act, including the Fidelity Value Fund, which holds 7,070,050 shares (6.379% of the Common Stock at that date); and 1,418,312 shares (1.279% of the Common Stock at that date) beneficially owned by Fidelity Management Trust Company as a result of its serving as investment manager for various institutional accounts. Of the shares reported in the table above, FMR Corp. has sole voting power over 288,512 shares, and sole dispositive power over 15,703,446 shares.

     The addresses of the persons shown in the table above as a beneficial owner of more than 5% of the Company's Common Stock are as follows: Brinson Partners, Inc., 290 South LaSalle, Chicago, Ill 60604; Capital Research and Management Company, 333 South Hope Street, Los Angeles, CA 90071; and FMR Corp., Fidelity Management & Research Company and Fidelity Value Fund, 82 Devonshire Street, Boston, MA 02109.

                             EXECUTIVE COMPENSATION

                 EXECUTIVE COMPENSATION REPORT OF THE COMPANY'S
                             COMPENSATION COMMITTEE

     Compensation of the Company's executive officers is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of three independent, non-employee directors. Messrs. Kollat, Morton, and Tishkoff comprise the Committee. The Committee's responsibilities include, among other things, establishing the policies and procedures applicable to the compensation of the Company's executive officers and reporting on such to the Board of Directors; recommending to the Board of Directors the salaries, incentive compensation and other remuneration of executive officers; and reviewing the salaries, compensation and other remuneration of all of the Company's officers.

     The Committee continues to believe that the key to the Company's success is the strong performance of its executive officers. Consequently, the Committee applies aggressive compensation incentives, both short term and long term, to maximize stockholder value. The Committee feels that these incentives should be implemented with a high degree of responsiveness to the performance of the Company. To achieve this responsiveness, importance is placed upon executive officer participation in the Company's performance through equity ownership, and through bonuses based upon the Company's performance. The basic compensation components for all executive officers, including the Company's Chief Executive Officer ("CEO"), consist of salary, bonus, and stock options. Utilizing these components, the Committee believes that it properly aligns the financial interests and success of executive officers with those of the stockholders.

CEO SALARY

     Mr. Kelley's salary is established by his employment agreement dated May 19, 1998 which replaced his employment agreement dated December 12, 1989. Mr. Kelley's employment agreement does not provide for any automatic salary increases. Instead, such increases (if any) are made in the sole discretion of the Committee. The Committee has chosen not to adopt any specific schedule of salary increases, and may adjust Mr. Kelley's salary without regard to adjustments in the salaries of other executive officers of the Company. Generally, the Committee looks to factors such as the Company's planned and actual increase in pretax income, market performance of its Common Stock, business growth and the achievement of other previously established non-financial criteria, in determining the amount of Mr. Kelley's salary increase. The Committee does not weight such factors in advance or tie Mr. Kelley's salary to specific performance criteria.

CEO BONUS

     Typically, Mr. Kelley's bonus is determined in accordance with the Company's Key Associate Annual Incentive Compensation Plan (the "Plan"). Under the Plan, Mr. Kelley's bonus is based upon the Company's achievement of specific annual earnings targets established by the Committee at the beginning of the fiscal year. The Committee derives its targets from the planned earnings per share for the fiscal year established by the Board at or prior to the beginning of the fiscal year. In fiscal 1999, the Company successfully completed a joint venture with BrainPlay.com, Inc. which resulted in the formation of KBkids.com LLC ("KBkids.com"). Notwithstanding the successful formation of KBkids.com, the venture negatively impacted the Company's earnings in fiscal 1999. As a result, Mr. Kelley did not receive a bonus under the Plan.

     Recognizing that Mr. Kelley would have received a bonus under the Plan except for the negative impact upon the Company's earnings resulting from the Company's investment in KBkids.com, and further recognizing Mr. Kelley's other contributions throughout fiscal 1999, the Committee granted Mr. Kelley a discretionary bonus. In determining Mr. Kelley's bonus, the Committee disregarded the impact on the Company's earnings resulting from the formation of KBkids.com. Although the Committee's determination was subjective in nature, the Committee believes Mr. Kelley's efforts in fiscal 1999, including the Company's investment in KBkids.com, will enhance the profitability of the Company and continue to create value for stockholders.

CEO EQUITY INCENTIVES

     The Committee believes that the grant of significant annual equity awards to Mr. Kelley further links Mr. Kelley's interests with the interests of the stockholders. Consistent with these objectives, Mr. Kelley's equity interests in the Company, through stock purchase options, comprise his primary compensation and align his personal rewards and motivation with Company performance and stockholder value. Mr. Kelley's stock purchase options have an exercise price equal to the fair market value of the Company's Common Stock at the date each option is granted. Mr. Kelley's stock purchase options typically become exercisable ("vest") over time during employment, usually in equal amounts over a 5 year period. Typically, Mr. Kelley's stock purchase options are granted at the beginning of each fiscal year.

NON-CEO SALARY

     The salary component for executive officers other than the CEO is initially based upon industry data for comparable positions at similarly sized companies, as adjusted to reflect the experience and expertise of the individual. The Company attempts to limit the comparison market to Columbus, Ohio wherever possible. However, where the position is unique to companies included in the Standard & Poor's Retail Stores Index, the company collects industry data reflective of that group that are of similar size to the Company. Salaries are reviewed annually and are adjusted to reflect growth in the individual's performance, the individual's achievement of previously established goals, and the individual's relative contribution to the overall performance of the Company. Salary adjustments are subjectively determined, and are not formally tied to Company performance.

NON-CEO BONUS

     The bonus component for non-CEO executive officers is typically determined in accordance with the Plan. The bonus component for executive officers other than the CEO consists of a percentage of salary earned as the Company, or the executive's business group, as the case may be, achieves specific earnings targets that are set by the Committee at the beginning of each fiscal year. The percentage of salary is set by position level, and is subjectively determined. The Committee believes that a significant portion of the total compensation of the executive officers should be bonus and tied to the Company's performance.

     As discussed above, the formation of KBkids.com negatively impacted the Company's earnings in fiscal 1999. As a result, with the exception of the "Toys" business group executive officers (whose bonus component is based upon their business group's earnings rather than the Company's earnings), executive officers did not receive a bonus under the Plan. Nevertheless, recognizing that non-Toy group executive officers would have received a bonus under the Plan except for the negative impact upon the Company's earnings resulting from the Company's investment in KBkids.com, and further recognizing those officers' other contributions throughout fiscal 1999, the Committee granted discretionary bonuses to the non-Toy group executive officers.

     In determining the amount of the discretionary bonuses for the non-Toy group executive officers, the Committee once again disregarded the negative impact upon the Company's earnings resulting from the formation of KBkids.com. Although the Committee's determination was subjective in nature and the non-Toy group executive officers bonuses were granted notwithstanding the fact the Company did not meet the relevant performance criteria under the Plan, the Committee believes the executive officers' efforts in fiscal 1999 will enhance the profitability of the Company and continue to create value for stockholders.

NON-CEO EQUITY INCENTIVES

     The equity participation component for executive officers other than the CEO consists primarily of stock purchase options. Stock purchase options are granted at the discretion of the Committee, typically at the beginning of each fiscal year and in an amount determined by position and performance. Stock purchase options have an exercise price equal to the fair market value of the Company's Common Stock at the date each option is granted. In addition, stock purchase options are sometimes granted in connection with the promotion of an individual to a greater level of responsibility. The number of shares per option grant is set in advance by position, subject to adjustment, based upon the Committee's subjective perception of the individual's performance. Stock purchase options typically vest over a five year period, based upon time passage during employment and not based upon performance criteria. The Committee's determination of the timing and amount of each grant is subjective, based upon its assessment of the need and appropriateness of each grant, in light of the performance of the respective executive officer and the performance of the Company as a whole. The Committee considers the recommendation of, and relies upon information provided by, the CEO in making its assessment and reaching its decision. Because the Committee made a grant of stock purchase options to the non-CEO executive officers and other members of the Company's management late in fiscal 1998, no options were granted to the executive officers in fiscal 1999. The Committee believes that its policy in determining stock option grants best utilizes stock options as a specific long-term performance incentive, by basing an important portion of the executive officers compensation upon the future performance of the Company's Common Stock.

DEDUCTIBILITY OF ANNUAL COMPENSATION OVER $1 MILLION

     Section 162(m) of the Internal Revenue Code (the "Code") generally limits the tax deductibility for federal income tax purposes of compensation paid to the Company's CEO and the four highest compensated executive officers (other than the CEO) in excess of $1 million. Compensation in excess of $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Although the Company believes it has taken the necessary actions to preserve the deductibility of payments made under the Company's compensation plans, nonperformance-based compensation, such as the discretionary bonuses described above, may not be fully deductible. As the Code or the regulations promulgated thereunder change, further actions will be taken to the extent necessary and possible to maintain the deductibility of payments under the Company's compensation plans.

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
David T. Kollat, Chairman
Nathan P. Morton
Dennis B. Tishkoff

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the individual compensation paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for services in all capacities to the Company for fiscal years 1999, 1998, and 1997.

                                            ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                              -----------------------------------------------   --------------------------------
                                                                                       AWARDS           PAYOUTS
                                                                                --------------------   ---------
                                                                                RESTRICTED             LONG-TERM
                                                                                  STOCK       STOCK    INCENTIVE    ALL OTHER
                              FISCAL     SALARY       BONUS         OTHER         AWARDS     OPTIONS    PAYOUTS    COMPENSATION
     NAME AND POSITION         YEAR       ($)          ($)           ($)           ($)         (#)        ($)       ($)(F)(G)
     -----------------        ------   ----------   ----------   ------------   ----------   -------   ---------   ------------
William G. Kelley, Chairman    1999     $982,000    $  711,950     $103,200(a)      --       81,000(d)    --         $21,719
    of the Board and                                                                         250,000(e)
    Chief Executive Officer    1998      935,000            --       52,374(b)      --       475,000(d)    --         19,116
                               1997      850,000     1,700,000           --(c)      --           --       --          16,773
Michael L. Glazer,             1999      630,000     1,197,000           --(c)      --           --       --           6,400
    Chief Executive Officer,                                                                 100,000(e)
    K-B Toys                   1998      630,000            --           --(c)      --       200,000(d)    --          6,400
                               1997      600,000     1,200,000           --(c)      --           --       --           6,400
Salvatore Vasta                1999      314,711       315,000           --(c)      --           --       --           6,400
    Executive Vice                                                                           100,000(e)
    President,
    Merchandising and          1998      253,846            --           --(c)      --       75,000(d)    --           6,400
    Operations, K-B Toys       1997      249,038       121,500           --(c)      --           --       --           6,400
Albert J. Bell,                1999      400,000       217,520           --(c)      --           --       --          10,412
    Executive Vice                                                                           250,000(e)
      President,
    General Counsel and        1998      375,000            --           --(c)      --       150,000(d)    --          9,600
    Secretary                  1997      300,000       360,000           --(c)      --           --       --           8,938
Michael J. Potter,             1999      400,000       217,520           --(c)      --           --       --           9,497
    Executive Vice President                                                                 250,000(e)
    and Chief Financial        1998      375,000            --           --(c)      --       150,000(d)    --          8,832
    Officer                    1997      300,000       360,000           --(c)      --           --       --           8,289

---------------

(a) Includes $73,905 for use of Company aircraft as approved by the Board of Directors, $14,129 for use of Company vehicles and $12,814 for executive medical benefits.

(b) Includes $21,463 for use of Company aircraft as approved by the Board of Directors, $13,891 for use of Company vehicles and $14,135 for executive medical benefits.

(c) Exclusive of the value of perquisites or other personal benefits because they do not exceed the lesser of $50,000 or 10% of total annual salary and bonus for the named executive officer.

(d) Non-qualified options granted pursuant to the 1996 Incentive Performance Plan and The Executive Stock Option and Stock Appreciation Rights Plan.

(e) Non-qualified options granted pursuant to the KBkids.com LLC 1999 Unit Option Plan.

(f) Company matching contribution to the Consolidated Stores Corporation Savings Plan (401K) and/or Consolidated Stores Corporation Supplemental Savings Plan (Top Hat). The matching contribution was $6,400 for all named individuals in all years indicated.

(g) Accruals to the Consolidated Stores Corporation Supplemental Defined Benefit Pension Plan for fiscal 1999 for Messrs. Kelley, Glazer, Vasta, Bell and Potter were $15,319, $0, $0, $4,012, and $3,097, respectively. Accruals for fiscal 1998 for Messrs. Kelley, Glazer, Vasta, Bell, and Potter were $12,716, $0,

    $0, $3,200, and $2,432, respectively. Accruals for fiscal 1997 for Messrs. Kelley, Glazer, Vasta, Bell, and Potter were $10,373, $0, $0, $2,538, and $1,889, respectively.

     EMPLOYMENT AGREEMENTS. Since 1989, 1995 and 1996, the Company has been a party to employment agreements with Mr. Kelley, Mr. Glazer and Mr. Vasta, respectively. In fiscal 1999, the Company entered into new employment agreements with Messrs. Kelley and Glazer. The terms of all of these agreements are substantially similar and they are described collectively herein except where their terms materially differ. The agreements provide for an annual base salary as increased by the Board of Directors and an annual bonus based on the Company's level of achievement of certain performance goals during the year as established by the Board of Directors, provided that bonuses for fiscal 1999 were not payable under the agreements unless the Company achieved a minimum threshold of its target earnings per share, and in any event Mr. Kelley and Mr. Glazer's bonuses were subject to a maximum of 200% of their base salary, and Mr. Vasta's bonus was subject to a maximum of 100% of his base salary. Each of the agreements requires that the individual employee devote his full business time to the business of the Company and prohibits him from competing with the Company during his employment and for a two-year period thereafter (six months in the event of termination of employment following a "Change of Control," as such term is defined in the agreements).

     Mr. Kelley and Mr. Glazer's agreements provide that in the event either is terminated without cause, such executive will become entitled to receive continued salary payments and benefits for one year and will receive a pro-rata bonus for the fiscal year in which the such action occurs. Each of the agreements further provides that in the event either Mr. Kelley or Mr. Glazer's employment terminates for any reason within two years of a Change of Control, they will become entitled to receive a lump sum cash payment, net of any applicable withholding taxes, in an amount equal to two years salary and two years annual stretch bonus and will be entitled to receive certain plan benefits for one year. In addition, with respect to Mr. Glazer's agreement, if Mr. Glazer's employment terminates for any reason within two years of a Change of Control, all stock options granted pursuant to his 1995 agreement will vest and become exercisable. Mr. Vasta's agreement provides that if he is terminated without cause or his employment terminates for any reason within one year of a Change of Control, he will continue to receive salary payments for the two year non-compete period if the Company elects to enforce the restrictive covenant, plus continued benefits for that period. If the Company elects not to enforce the non-compete provision, Mr. Vasta will continue to receive his salary and benefits for a period of 365 days, unless he is re-employed prior to the expiration of the payment period. Also in the event of a Change of Control, Mr. Vasta's stock options granted in connection with his employment agreement will vest and become exercisable.

     A Change of Control of the Company would also cause Messrs. Kelley, Glazer and Vasta to receive a payment in the amount necessary to hold them harmless from the effects of Section 280G and 4999, respectively, of the Code, which Code sections could subject the payments due under these employment agreements to excise tax liability (see also "Severance Agreements"). The compensation payable on account of a Change of Control may be subject to the deductibility limitations of Sections 162(m) and 280G of the Code.

     The following tables reflect the (i) number and value of options granted in fiscal 1999 to the individuals named in the Summary Compensation Table and (ii) the aggregate exercises and number and value of exercisable and unexercisable options at January 29, 2000, for those named individuals.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZED
                                       INDIVIDUAL GRANTS                             VALUE AT
                   ---------------------------------------------------------      ASSUMED ANNUAL
                                PCT. OF TOTAL                                     RATES OF STOCK
                   SECURITIES      OPTIONS                                    PRICE APPRECIATION FOR
                   UNDERLYING    GRANTED TO                                       OPTION TERM(e)
                    OPTIONS     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   -----------------------
      NAME         GRANTED(#)    FISCAL YEAR      PER SHARE         DATE          5%          10%
      ----         ----------   -------------   --------------   ----------   ----------   ----------
William G. Kelley    81,000(a)      22.7%(b)       $21.875        23-Feb-09   $1,114,323   $2,823,912
                    250,000(c)       7.1%(d)         2.850        06-Jul-09      448,087    1,135,542
Michael L. Glazer        --(a)        --                --           --               --           --
                    100,000(c)       2.8%(d)         2.850        06-Jul-09      179,235      454,217
Salvatore Vasta          --(a)        --                --           --               --           --
                    100,000(c)       2.8%(d)         2.850        06-Jul-09      179,235      454,217
Albert J. Bell           --(a)        --                --           --               --           --
                    250,000(c)       7.1%(d)         2.850        06-Jul-09      448,087    1,135,542
Michael J. Potter        --(a)        --                --           --               --           --
                    250,000          7.1%(d)         2.850        06-Jul-09      448,087    1,135,542

---------------

(a) Options granted pursuant to the 1996 Incentive Performance Plan. Vesting is one to five years based on attainment of certain performance goals for the 1999 fiscal year as established by the Compensation Committee. All options attributable to the attainment of fiscal 1999 performance goals vest at the end of the five year period.

(b) Based on 357,500 non-qualified options granted to all associates in fiscal 1999 pursuant to the 1996 Performance Incentive Plan.

(c) Options granted pursuant to the KBkids.com LLC 1999 Unit Option Plan. In general vesting for Messrs. Kelley, Potter and Bell is monthly over a three year period and Messrs. Glazer and Vasta is monthly over a four year period. These options will be replaced with options to purchase common stock of KBkids.com Inc. at the same exercise price concurrently with completion of a public offering of common stock of KBkids.com Inc.

(d) Based on 3,512,207 non-qualified options granted to all associates in fiscal 1999 pursuant to the KBkids.com LLC Unit Option Plan.

(e) Assumes a respective 5% or 10% annualized appreciation in the underlying Common Stock price from the date of grant to the expiration date less the aggregate exercise price. The ultimate amount realized will depend on the market value of the securities at a future date.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                UNEXERCISED OPTIONS AT JANUARY 29, 2000
                                                                       ---------------------------------------------------------
                                           NUMBER OF                                                    VALUE OF IN-THE-MONEY
                                            SHARES                          NUMBER OF OPTIONS                OPTIONS(C)
                              OPTION      ACQUIRED ON      VALUE       ---------------------------   ---------------------------
          NAME               TYPE(A)       EXERCISE     REALIZED(B)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----               -------      -----------   -----------    -----------   -------------   -----------   -------------
William G. Kelley         CNS               664,061     $10,301,542     3,286,176       651,000      $20,326,664    $   67,188
                          KBkids.com LLC         --              --        41,666       208,334               --            --
Michael L. Glazer         CNS                70,500       1,148,222       454,502       381,875          611,582       230,078
                          KBkids.com LLC         --              --        12,500        87,500               --            --
Salvatore Vasta           CNS                    --              --        40,000        91,250               --            --
                          KBkids.com LLC         --              --        12,500        87,500               --            --
Albert J. Bell            CNS                    --              --       158,126       188,750          172,611        33,594
                          KBkids.com LLC         --              --        41,666       208,334               --            --
Michael J. Potter         CNS                32,189         245,519       148,751       190,937          144,533        41,194
                          KBkids.com LLC         --              --        41,666       208,334               --            --

---------------

(a) Options to acquire common stock of Consolidated Stores Corporation are designated as CNS and to acquire units of KBkids.com LLC are designated as KBkids.com LLC.

(b) Difference of the sales price on the dates of exercise and the option exercise price.

(c) The value of In-the-Money unexercised options is based on the fair market value of Consolidated Stores Corporation Common Stock ($13.875) at January 29, 2000, minus the aggregate exercise prices. KBkids LLC is not publicly traded. Accordingly, the value of In-the-Money unexercised options is based on an estimated fair market value ($2.85) at January 29, 2000, minus the aggregate exercise prices. The actual amount, if any, realized upon exercise will depend upon the market price of the securities at the time of exercise. There is no assurance that the value of unexercised In-the-Money options will be as shown above.

COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN

     The following graph demonstrates a five year comparison of cumulative total return for Consolidated Stores Corporation, the Standard & Poor's 500 Index and the Standard & Poor's Retail Stores Composite Index.

              COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN (a)

                                                   CONSOLIDATED STORES
                                                       CORPORATION              S&P RETAIL STORES                S&P 500
                                                   -------------------          -----------------                -------
1994                                                     100.00                      100.00                      100.00
1995                                                     108.11                      107.83                      138.67
1996                                                     222.13                      128.71                      175.19
1997                                                     347.34                      190.86                      222.33
1998                                                     140.95                      312.85                      294.57
1999                                                     117.19                      361.51                      333.82

(a) Assumes $100 invested on January 31, 1995 in Consolidated Stores Corporation Common Stock compared to the same amount invested in the other funds shown at the same time. Dividends, if any, are assumed to be reinvested.

COMPENSATION PLANS AND ARRANGEMENTS

     DIRECTOR STOCK OPTION PLAN. The Director Stock Option Plan is administered by the Compensation Committee pursuant to an established formula. Neither the Board of Directors nor the Compensation Committee exercise any discretion in administering the plan, and the administration performed by the Compensation Committee is ministerial in nature. The formula which governs the grant of stock options to eligible participants may be amended by the Board of Directors, but not more frequently than once in any six month period. Under the current formula, each of the outside directors who are not otherwise ineligible are granted annually stock options for the purchase of 5,000 shares of the Company's Common Stock, for an exercise price equal to 100% of the fair market value on the date of grant. Each annual grant occurs on the last day of the quarterly trading period next following the Annual Meeting of Stockholders.

     Options granted under the Director Stock Option Plan become exercisable over three years beginning upon the first annual anniversary of the grant date, whereby the option becomes exercisable for 20% of the shares on the first anniversary, 60% on the second anniversary, and 100% on the third anniversary, respectively. Options granted automatically terminate ten years and one month following the date of grant. An optionee may exercise a stock option only during specific quarterly trading periods, and only if at all times during the period beginning on the date such option was granted and ending on the day three months before the date of exercise, he or she was a director of the Company.

     Options granted under the Director Stock Option Plan are not transferable other than by will or the laws of descent and distribution.

     1996 PERFORMANCE INCENTIVE PLAN. The 1996 Performance Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Committee determines the individuals to whom Awards are to be made, the number of shares, if any, to be covered by each Award, the term of the Award, its vesting, exercise period or settlement, the type of consideration, if any, to be paid to the Company upon exercise of an Award, and all other terms and conditions of the Awards. The purpose of the 1996 Performance Incentive Plan is to provide a flexible, long-term vehicle to attract, retain and motivate officers and employees. The 1996 Performance Incentive Plan authorizes the grant of incentive or nonqualified stock options, stock appreciation rights, restricted stock, stock equivalent unit and performance unit awards (collectively referred to as "Awards"), any of which may be granted on a stand alone, combination or tandem basis.

     The number of shares of Common Stock available for delivery under the 1996 Performance Incentive Plan consists of an initial allocation of 2,000,000 shares (3,125,000 shares as adjusted to account for the 5 for 4 stock splits which occurred in December, 1996 and June, 1997), which is increased, beginning with the fiscal year in which the 1996 Performance Incentive Plan is in effect and during each fiscal year following, by a number of shares equal to one percent (1.0%) of the total number of issued shares of Common Stock as of the start of each of the Company's fiscal years. Unused shares from previous fiscal years remain available for delivery under the 1996 Performance Incentive Plan; provided, that in any event, the total awards of stock options or restricted stock outstanding and shares available for use under the 1996 Performance Incentive Plan combined with any awards of stock options or restricted stock outstanding from any other plan of the Company shall not exceed fifteen percent (15%) of the total shares of issued and outstanding Common Stock as of any measurement date.

     The 1996 Performance Incentive Plan limits the number of shares of Common Stock that can be represented by stock options, stock appreciation rights, or restricted stock and awarded to any employee during any single fiscal year to no more than 1,000,000 shares. As a further limitation, the maximum amount of compensation with respect to performance units and stock equivalent units that may be paid in any one fiscal year (within the meaning of Section 162(m) of the Code) to anyone participant with respect to any one fiscal year is $2,000,000.

     Awards under the 1996 Performance Incentive Plan may be made to any employee of the Company or its affiliates, as designated by the Committee. Historically, options have been granted to approximately 200 employees in any given year.

     The 1996 Performance Incentive Plan provides for the Award of options which may be either incentive stock options or non-qualified options. For both incentive and non-qualified options, the exercise price may be not less than 100 percent of the fair market value of a share of Common Stock at the time the option is granted. Any option intended to qualify as an incentive stock option must meet all requirements of Section 422 of the Code. The Committee may grant stock appreciation rights to any eligible employee on such terms as the Committee may determine.

     The Committee may grant shares of restricted stock, stock equivalent units, and performance units, subject to such conditions and restrictions as the 1996 Performance Incentive Plan specifies and otherwise as the Committee may determine. These grants may be made alone or in tandem with other Awards. Stock equivalent units and performance units may be payable upon vesting in cash, or may be convertible to Common Stock or other form of value determined by the Committee.

     No Award under the 1996 Performance Incentive Plan may be assigned or transferred by the grantee other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined by the Code) or as may otherwise be permitted by the Committee. In the absence of the first two exceptions, all rights may be exercised during the grantee's lifetime only by the grantee.

     The Committee may from time to time, at its discretion, amend or terminate the 1996 Performance Incentive Plan, except that no such amendment or termination shall impair any rights under any Award made prior to the amendment's effective date without the consent of the grantee, and provided that no such amendment shall increase the number of shares available to the 1996 Performance Incentive Plan or change the price at which stock options or stock appreciation rights may be granted unless approved by stockholders in accordance with applicable laws and regulations. The 1996 Performance Incentive Plan shall terminate on February 3, 2006, or such earlier date as the Board may determine.

     1999 KBKIDS.COM LLC OPTION PLAN. The 1999 KBkids.com LLC Option Plan is administered by the Board of Managers of KBkids.com LLC. The Board of Managers determines the individuals to whom awards are made, the number of units, if any, to be covered by each award, the term of the award, its vesting, exercise period, and all other terms and conditions of the awards. The purpose of the 1999 KBkids.com LLC Option Plan is to provide a flexible, long-term vehicle to attract, retain and motivate directors, officers and employees of KBkids.com LLC.

     The 1999 KBkids.com LLC Option Plan authorizes the grant of options to acquire Class C Units of KBkids.com LLC. The number of units available for delivery under the 1999 KBkids.com LLC Option Plan is 6,000,000. Awards under the 1999 KBkids.com LLC Option Plan may be made to such participants as the Board of Managers shall determine. Last year, options to acquire units were granted to approximately 167 directors, officers, employees and consultants of the company or its affiliates.

     No award under the 1999 KBkids.com LLC Option Plan may be assigned or transferred by the grantee other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined by the Code) or as may otherwise be permitted by the Board of Managers. In absence of the first two exceptions, all rights may be exercised during the grantee's lifetime only by the grantee.

     The 1999 KBkids.com LLC Option Plan terminates on July 6, 2009, and awards will not be granted after that date, although the terms of any award may be amended in accordance with the 1999 KBkids.com LLC Option Plan at any date prior to the end of the term of such award. Any awards outstanding at the time of termination of the 1999 KBkids.com LLC Option Plan continue in full force and effect according to the terms and conditions of the award and the 1999 KBkids.com LLC Option Plan.

     PENSION PLAN AND TRUST. The Company maintains a noncontributory defined benefit pension plan (the "Pension Plan") for all employees whose hire date precedes April 1, 1994, who have reached the age of 21 and who have worked for the Company for more than one year. The amount of the Company's annual contribution to the Pension Plan is actuarially determined to accumulate sufficient funds to maintain projected benefits.

Effective January 1, 1993, the computation of annual retirement benefits payable upon retirement under the Pension Plan is 1% of final average annual compensation multiplied by the years of service up to a maximum of 25. This benefit is payable when a participant reaches the normal retirement age of 65. However, the Pension Plan does provide an early retirement option, and employment beyond the normal retirement age is permitted by agreement with the Company. For purposes of calculating benefits under the Pension Plan, compensation is defined to include a two month equivalent of the total cash remuneration (including overtime) paid for services rendered during a plan year prior to salary reductions pursuant to Sections 401(k) or 125 of the Code, including bonuses, incentive compensation, severance pay, disability payments and other forms of irregular payments. Effective January 1, 1996, the benefits accrued for certain highly compensated individuals, including all executive officers, was frozen at the then current levels.

     The table below illustrates the amount of annual benefits payable at age 65 to a person in the specified average compensation and years of service classifications under the Pension Plan combined with the Supplemental Pension Plan.

      FINAL                   YEARS OF SERVICE
     AVERAGE        -------------------------------------
   COMPENSATION       10        15        20        25
   ------------     -------   -------   -------   -------
     $100,000       $10,000   $15,000   $20,000   $25,000
     $125,000       $12,500   $18,750   $25,000   $31,250
     $150,000       $15,000   $22,500   $30,000   $37,500
$156,000 and above  $15,600   $23,400   $31,200   $39,000

     The maximum annual benefit payable under the Pension Plan is restricted by the Internal Revenue Code. At January 1, 2000, the maximum final five year average compensation is $156,000. At January 1, 2000, Mr. Kelley had 9 years of credited service, Messer. Glazer and Vasta had none, Mr. Bell had 12 years and Mr. Potter had 8 years.

     SUPPLEMENTAL PENSION PLAN. The Company maintains a non-qualified supplemental employee retirement plan ("Supplemental Pension Plan") for those executives whose benefits were frozen in the Pension Plan on or subsequent to January 1, 1996. The Supplemental Pension Plan constitutes a contract to pay benefits upon retirement as therein defined. The Supplemental Pension Plan is designed to pay the same benefits in the same amount as if the participants continued to accrue benefits under the Pension Plan. The Company has no obligation to fund the Supplemental Pension Plan, and all assets and amounts payable under the Supplemental Pension Plan are subject to the claims of general creditors of the Company. The table below illustrates the amount of annual benefit payable at age 65 to a person in the specified average compensation and years of service classification under the Supplemental Pension Plan.

      FINAL                   YEARS OF SERVICE
     AVERAGE        -------------------------------------
   COMPENSATION       10        15        20        25
   ------------     -------   -------   -------   -------
     $100,000       $10,000   $15,000   $20,000   $25,000
     $125,000       $12,500   $18,750   $25,000   $31,250
     $150,000       $15,000   $22,500   $30,000   $37,500
$156,000 and above  $15,600   $23,400   $31,200   $39,000

     SAVINGS PLAN. All of the executive officers referred to in the cash compensation table, as well as substantially all other full-time employees of the Company and its subsidiaries, are eligible to participate in the Consolidated Stores Corporation Savings Plan (the "Savings Plan" or "401K"). In order to participate in the Savings Plan, an eligible employee must satisfy applicable age and service requirements and must make contributions to the Savings Plan ("Participant Elective Contributions").

     Participant Elective Contributions are made through authorized payroll deductions to one or more of the several investment funds established under the Savings Plan. One of the funds is a Company Stock Fund which is invested solely in Common Stock of the Company. All Participant Elective Contributions are matched by the Company ("Employer Matching Contributions") at a rate of 100% for the first 2% of salary contributed, and 50% for the next 4% of salary contributed; however, only Participant Elective Contributions of up to six percent of the employee's compensation will be matched.

     Each participant has a nonforfeitable right to all accrued benefits pertaining to Participant Elective Contributions. Each participant also has a nonforfeitable right to all accrued benefits pertaining to Employer Matching Contributions in the event of retirement or other termination of employment (a) on or after the participant's 65th birthday, (b) on account of disability, or
(c) by reason of death. A participant whose employment terminates under other circumstances will have a nonforfeitable right to a portion of accrued benefits pertaining to Employer Matching Contributions determined under a schedule based on years of service. All other unvested accrued benefits will be forfeited.

     SUPPLEMENTAL SAVINGS PLAN. The Company maintains a non-qualified salary deferral plan (the "Supplemental Savings Plan" or "Top Hat") for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred salary, and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if the contributions had been made to the Savings Plan. The Company has no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of general creditors of the Company.

     EXECUTIVE BENEFIT PLAN. Most of the executive officers are eligible to participate in the Consolidated Stores Executive Benefit Plan (the "Benefit Plan"). The Benefit Plan is a supplemental health benefits plan which reimburses participants for medical costs incurred but not covered by the Consolidated Stores Associate Benefits Plan, up to an annual maximum reimbursement of $40,000 per participant. Amounts received by participants are treated as taxable income. Amounts received exceeding the applicable threshold by the individuals named in the Summary Compensation Table are included in the amounts reflected in the values of personal benefits received by such individuals.

     EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENTS. Since April 18, 1989, the Company has maintained Executive Severance Agreements with certain of its key officers and employees (currently 103 persons). The agreements were updated and reissued during fiscal 1999. The agreements expire on the anniversary of their execution and are automatically extended on an annual basis unless the Company provides at least 90 days notice that any particular agreement will not be extended. The agreements provide for severance benefits if, within 24 months after a Change in Control (as defined in the agreements), the employee's employment is terminated by the Company (other than for Cause, as defined in the agreements), or the employee resigns because of a material change in the circumstances of his employment. For purposes of the agreements, "Change in Control" means any one or more of the following: (i) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of the Company entitled to vote for the election of directors; (ii) a majority of the Board of Directors is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors at any date consists of persons not so nominated and approved; or (iii) the stockholders of the Company approve an agreement to merge or consolidate with another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including without limitation, a plan of liquidation). Notwithstanding these provisions, the agreements provide that a Change in Control shall not result from a transaction in which the Company exchanges less than 50% of its then outstanding equity securities for 51% or more of the outstanding equity securities of another corporation. The agreements provide for the following severance benefits: (i) for certain officers (including Messrs. Bell and Potter) and employees having a position of vice president of the Company or above, a lump-sum payment equal to 200% of the employee's then-current annual salary and two times the employee's then current stretch bonus; or (ii) for other employees having a position of director of a department of the Company, a lump-sum payment equal to 100% of the employee's then current annual salary and stretch bonus. Messrs. Kelley, Glazer and Vasta are not a party to such an agreement, but each have substantially similar provisions contained in his respective employment agreement. In addition, the 1996 Performance Incentive Plan provides for immediate vesting of all outstanding options and shares, respectively, in the event of such a Change in Control (please see the Fiscal Year End Option Values table above). The employee will also become entitled to reimbursement of legal fees and expenses incurred by the employee in seeking to enforce his rights under his agreement. In addition, to the extent that payments to the employee pursuant to his agreement (together with any other amounts received by the employee in connection with a Change in Control) would result in triggering the provisions of Sections 280G and 4999 of the Code, each agreement provides for the payment of an additional amount (the "Tax Gross-Up Amount") such that the employee receives, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. Under proposed income tax regulations, compensation payable on change in control is subject to the income tax deduction limitations.

      PROPOSAL TWO: SHAREHOLDER PROPOSAL ON THE COMPANY'S RIGHTS AGREEMENT

     The Amalgamated Bank of New York LongView Collective Investment Fund ("LongView"), located at 11-15 Union Square, New York, New York 10003, has notified the Company that it intends to present the resolution set forth below to the Annual Meeting for action by the stockholders. LongView's statement in support of such resolution, along with management's statement in opposition, is also set forth below. LongView beneficially owns 34,119 shares of the Company's Common Stock. Proxies solicited on behalf of the Board will be voted AGAINST this proposal unless shareholders specify a contrary choice in their proxies.

                              SHAREHOLDER PROPOSAL

     RESOLVED: That the shareholders of Consolidated Stores Corporation ("Consolidated Stores" or the "Company") request the Board of Directors to redeem the shareholder rights previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable.

                              SUPPORTING STATEMENT

     In 1990 the board of directors issued certain shareholder rights pursuant to a "rights agreement" of the type commonly known as a "poison pill." In taking this action, the board acted unilaterally and without seeking or obtaining prior approval from the shareholders.

     We view this rights agreement as a type of anti-takeover device, which can injure shareholders by reducing management accountability and adversely affecting shareholder value. We believe that these rights are designed to discourage or thwart an unwanted takeover of the Company and that they can operate in that manner. Although management and the board of directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill. At a minimum, we believe that shareholders should have the right to vote on the necessity of such a powerful tool, which can operate to entrench existing management.

     The negative effects of poison pill rights plans on the trading value of companies' stock have been extensively studied. Indeed, a 1992 study by Professor John Pound of Harvard's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

     We also believe that a shareholder vote on this topic is important in light of the Company's poor performance in recent years. Consolidated Stores' stock has lost over 60% of its value since it peaked in November 1997. Over the past five years, the stock has also underperformed all but one of the six companies in the S&P 500 peer group of general merchandise store retailers.

     In recent years, various companies have been willing to redeem outstanding rights or terminate the plans under which they were issued. We believe that Consolidated Stores should follow suit or at least put to a vote of the shareholders the question of whether a rights agreement should remain in force.

     WE URGE YOU TO VOTE FOR THIS RESOLUTION!

                       RESPONSE OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING
                                    REASONS:

     On February 23, 1999, the Board granted one right to purchase one one-thousandth of a share of Series B Junior Participating Preferred Stock for each one outstanding share of the Company's common stock (a "Right"), as set forth in the Rights Agreement dated as of April 6, 1999 (the "Rights Agreement"). The Board determined it was in the best interests of the Company and its stockholders to extend the benefits afforded by the 1989 Stockholder Rights Plan which, pursuant to its terms, expired on April 18, 1999. The purpose of the Rights Agreement is to provide the Board with the ability to take steps to protect and maximize the value of stockholders' investment in the Company in the event an unsolicited attempt is made to acquire the Company.

     The adoption of the Rights Agreement by action of the Board is in accord with the Board's responsibility under Delaware law to manage and direct the management of the Company's business and affairs and, as a legal matter, does not require stockholder approval. The Rights Agreement is designed to encourage any potential acquiror of the Company to negotiate directly with the Board, which the Company believes is in the best position to negotiate on behalf of all stockholders. The Rights do not affect any takeover proposal which the Board may determine, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of the Company's stockholders, because under the terms of the Rights Agreement, the Board has the power to redeem the Rights to permit such an acquisition. In fact, the Board believes that the only proper time to consider redemption of the Rights or rescission of the Rights Agreement is when a specific offer is made to acquire the Common Stock of the Company.

     The Rights Agreement and Rights were put in place to enhance the negotiating position of the Board to avoid abusive conduct and are designed to protect stockholders against practices which do not treat all stockholders fairly and equally. Examples of unsolicited takeover attempts include, among others, a gradual accumulation of shares in the open market, a partial or two-tier tender offer that does not treat all stockholders equally or a squeeze-out merger that squeezes out certain stockholders. The Board believes that the redemption of the Rights or rescission of the Rights Agreement at this time would remove any incentive for a potential acquiror to negotiate with the Board and eliminate a tool designed to ensure that all stockholders are treated fairly and equally.

     The benefits of a Rights Agreement have been validated in a November, 1997 study prepared by Georgeson & Company, Inc., a leading solicitation firm. In relevant part, the Georgeson study (available on the Internet at www.Georgeson.com) concluded:

- Premiums paid to acquire companies with shareholders rights agreements were on average 8% higher than companies without such agreements;

- Shareholder rights agreements contributed an additional $13 billion in shareholder value in the aggregate from 1992 to 1996, and shareholders of acquired companies without shareholder rights agreements gave up $14.5 billion in potential premiums;

- The presence of a shareholder rights agreement did not increase the likelihood of the withdrawal of a friendly bid nor the defeat of a hostile bid; and

- Shareholder rights agreements did not reduce the likelihood of a company becoming a takeover target.

     Shareholder rights agreements have become very common for public companies. Many companies with rights agreements have received unsolicited offers and have redeemed their rights after their directors were satisfied that the offer, as negotiated by the company's board of directors, adequately reflected the underlying value of the company and was fair and equitable to all stockholders. Your Board believes that the Rights Agreement serves the best interests of the Company and its stockholders. For the reasons discussed above, the Board strongly believes that the Company should retain this important tool for the protection of all stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS A STOCKHOLDER
                SPECIFIES A CONTRARY CHOICE IN HIS OR HER PROXY.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP to be the independent auditors of the Company and its subsidiaries for the fiscal year ending February 3, 2001. Deloitte & Touche LLP acted as the Company's independent auditors for fiscal years ended January 29, 2000, and January 30, 1999. A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Stockholders, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     If a stockholder notifies the Company after March 14, 2001 of an intent to present a proposal at the Company's 2000 Annual Meeting, the Company will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Any stockholder who intends to present a proposal at the 2001 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 and the Company's By-laws. To be eligible for inclusion, stockholder proposals must be received by the Company at its principal executive offices not later than December 30, 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners during fiscal 1999 have been complied with.

                                 OTHER MATTERS

     This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this statement and the accompanying notice and form of proxy to all stockholders of record on the record date, the Company will request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold shares of Common Stock of the Company in order that such shares may be voted. Solicitation may also be made by the Company's officers and regular employees personally or by telephone or telegraph. The cost of the solicitation will be incurred by the Company. The Company has also retained Georgeson & Company Inc. to aid in the solicitation of proxies for a fee estimated to be $8,000, plus reasonable out-of-pocket expenses.

     If the accompanying form of proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specifications, they will be voted to elect all nine nominees as set forth under Proposal One, against Proposal Two, and to approve Proposal Three.

     The presence of any stockholder at the Annual Meeting will not operate to revoke his proxy. A proxy may be revoked at any time before it is exercised by filing with the secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and giving notice of revocation to the secretary of the meeting, either in writing or in open meeting.

     If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the Annual Meeting.

     By order of the Board of Directors.

April 28, 2000
                                        Albert J. Bell,
                                        Executive Vice President,
                                        General Counsel and Secretary

                            CONSOLIDATED STORES CORPORATION

                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MAY 16, 2000 ANNUAL MEETING OF STOCKHOLDERS

           The undersigned hereby appoints William G. Kelley, Albert J. Bell and Michael J. Potter, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Stockholders of Consolidated Stores Corporation, to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 A.M. (local time) on May 16, 2000, and thereat, and at any adjournment thereof, to vote and act with respect to all shares of Common Stock of the Company which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

       The Board of Directors recommends a vote FOR the nominees named below.

       1. ELECTION OF DIRECTORS

           FOR all nominees listed below                          WITHHOLD AUTHORITY
           (except as marked to the contrary below)  [ ]          to vote for all nominees listed below  [ ]

          Sheldon M. Berman, W. Eric Carlborg, Michael L. Glazer, William G.
                               Kelley, David T. Kollat,
       Brenda J. Lauderback, Nathan P. Morton, Dennis B. Tishkoff and William A.
                                       Wickham.

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

       -------------------------------------------------------------------------

              (Continued, and to be dated and signed, on the other side)

                            (Continued from the other side)

       The Board of Directors recommends a vote AGAINST the proposal.

                                                                            FOR  AGAINST  ABSTAIN
         2. Shareholder Proposal seeking the termination of the             [ ]    [ ]      [ ]
            Company's Rights Agreement or stockholder action thereon.

         The Board of Directors recommends a vote FOR the proposal.

         3. In their discretion, to vote upon such other business as        [ ]    [ ]      [ ]
            may properly come before the meeting.

                                                   Date: , 2000

                                                   -----------------------------

                                                   -----------------------------
                                                          Signature(s) of
                                                          Stockholder(s)

                                                   PLEASE SIGN AS YOUR NAME OR
                                                   NAMES APPEAR HEREON. WHEN
                                                   SIGNING AS ATTORNEY,
                                                   EXECUTOR, ADMINISTRATOR,
                                                   TRUSTEE OR GUARDIAN, PLEASE
                                                   GIVE YOUR FULL TITLE. IF A
                                                   CORPORATION, PLEASE SIGN IN
                                                   FULL CORPORATE NAME.
                                        2